Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

HOUSTON – MARCH 13, 2017 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the fourth quarter and full year 2016.

Fourth Quarter 2016 and recent highlights:

•	Generated operating income of $0.8 million in the fourth quarter of 2016 compared with a loss of $64.7 million in the fourth quarter of 2015, an improvement of $65.5 million
•	Closed acquisition of additional 2.98% working interest (3.23% participating interest) in the Etame Marin block offshore Gabon
•	Produced an average of 3,682 barrels of oil equivalent per day (BOEPD) in the fourth quarter of 2016, above the guidance range of 3,300 to 3,600 BOEPD
•	Successfully completed workovers on the South Tchibala 2H and Avouma 2H wells increasing net production to 4,600 barrels of oil per day (BOPD) in January 2017
•	Reported year-end reserves totaling 2.6 million barrels of oil equivalent (MMBOE), reflecting 87% reserve replacement in Gabon for 2016, with no capital spending on drilling new wells

For the fourth quarter of 2016, VAALCO reported a loss from continuing operations of $3.4 million, or a loss of $0.06 per diluted share. In the same period in 2015, the Company reported a loss from continuing operations of $70.5 million, or a loss of $1.21 per diluted share.  The loss in the fourth quarter of 2015 included a $52.1 million non-cash impairment charge primarily due to lower projected oil prices.

As a result of the Company’s decision to discontinue operations in Angola and withdraw from its joint operating agreement, the operating results of the Angola segment have been classified as discontinued operations for all periods presented in the consolidated statements of operations.  The loss from discontinued operations in the fourth quarter of 2016 totaled $0.3 million, or $0.00 loss per diluted share. In the fourth quarter of 2015, there was a loss from discontinued operations of $10.3 million, or $0.18 loss per diluted share.

The average realized price for crude oil in the fourth quarter of 2016 was $46.62 per barrel, up 19% from $39.18 per barrel in the fourth quarter of 2015 and up 10% from $42.31 per barrel in the third quarter of 2016.  Adjusted EBITDAX totaled $2.2 million in the fourth quarter of 2016 compared with $3.3 million in the same period of 2015, and $4.6 million in the third quarter of 2016.

Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to net loss in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “I am proud of the talented team at VAALCO and commend them for the meaningful accomplishments we were able to achieve together in 2016. We operated in a safe and environmentally responsible manner without a recordable incident in 2016. We successfully completed two well interventions utilizing a more cost effective hydraulic workover unit versus the traditional method of mobilizing a drilling rig and restored over 1,000 BOPD of net production. We added additional interest in our Etame Marin block offshore Gabon through an acquisition. We were able to replace reserves almost equal to our production rate, while spending no capital on drilling new wells. In sum, we were able to execute on our corporate strategy and enhance value through operational successes, cost reductions and opportunistic transactions.”

Bounds continued, “Looking ahead into 2017, we will maintain our focus on maximizing margins, delivering on our operational guidance and executing on our strategic plan. Financially, we are looking to continue to bolster the balance sheet and build a solid foundation of cash for future development projects. In the fourth quarter of 2016, we entered into additional crude oil put contracts in order to protect our cash flow and minimize our downside risk in 2017, while preserving upside related to oil price changes. Operationally, we are evaluating development opportunities on our offshore Gabon asset that add value and minimize decline. The Company is methodically seeking similar opportunities in West Africa and internationally, where our strong management and technical expertise gives us an advantage when looking at growth opportunities. By continuing to execute our strategy and deliver results, VAALCO is poised to add value to its shareholders.”

Etame Marin Additional Interest Acquisition

On November 22, 2016, VAALCO closed the previously announced acquisition to acquire an additional 2.98% working interest (3.23% participating interest) in the Etame Marin block from Sojitz Etame Limited (“Sojitz”), which represents the full interest owned by Sojitz in the concession.  This acquisition will continue to provide upside potential in net production and reserves for VAALCO moving forward, without requiring any additional staffing. The transaction was funded with cash on hand.

Sale and Pending Sale of U.S. Properties

On December 29, 2016, the Company closed the previously announced sale of its interests in two Granite Wash gas wells on the Hefley lease in North Texas.  The two wells in total were producing approximately 69 BOEPD net to VAALCO.

On October 17, 2016, the Company signed a letter of intent to sell its entire acreage interests in the East Poplar Unit in Montana for $250,000.  The transaction is expected to be concluded during the first half of 2017.

Offshore Gabon

In the fourth quarter of 2016, production decreased 4% from 3,772 BOPD in the third quarter of 2016 to 3,620 BOPD. This was primarily due to the electrical submersible pump (ESP) failures at the Avouma field. As previously reported, VAALCO successfully completed workover operations with a cost effective hydraulic workover unit on the South Tchibala 2-H and the Avouma 2-H wells and the wells were put back on production. The entire operation was conducted safely and efficiently with no injuries or threats to the environment.  All personnel and equipment utilized during the combined operations on the two wells have been demobilized.  The detailed inspection of the failed ESP components continues and the Company expects that the cause of the failures will be determined during the first half of 2017.

Onshore Gabon and Equatorial Guinea

VAALCO continues to examine alternative, lower cost development options for discoveries in the Mutamba Iroru permit onshore Gabon, and in Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices continue to recover.

2016 Fourth Quarter Financial Results

Total oil and natural gas sales for the fourth quarter of 2016 were $15.3 million, compared to $17.5 million for the same period in 2015, and $14.6 million in the third quarter of 2016.  Fourth quarter 2016 revenue was positively impacted by the increase in realized pricing, but negatively impacted by reduced sales volumes compared to the fourth quarter of 2015 and the third quarter of 2016.

During the fourth quarter of 2016, VAALCO sold approximately 326,000 net barrels of oil at an average price of $46.62 per barrel, compared to 457,000 net barrels at an average price of $39.18 per barrel in the fourth quarter of 2015, and 344,000 net barrels at an average price of $42.31 per barrel in the third quarter of 2016

Costs and Expenses

Total production expense for the fourth quarter of 2016 was $11.8 million, which includes $3.4 million related to workovers performed during the quarter. Total production expense, excluding workovers, was $8.4 million, or $25.60 per BOE of sales, for the fourth quarter of 2016.  This is a decrease of $0.9 million compared to $9.3 million, or $19.99 per BOE of sales, for the fourth quarter of 2015 and an increase of $1.1 million compared to $7.3 million, or $21.04 per BOE in the third quarter of 2016. While actual costs declined compared to the same period in the prior year, the cost per BOE rose due to lower sales volumes.

Depreciation, depletion and amortization (DD&A) expense was $1.1 million, or $3.45 per BOE of sales in the three months ended December 31, 2016 compared to $9.5 million, or $20.56 per BOE in the comparable period in 2015, and $1.6 million, or $4.60 per BOE in the third quarter of 2016.

General and administrative (G&A) expense for the three months ended December 31, 2016 was $1.7 million, or $5.22 per BOE, as compared to $2.9 million, or $6.30 per BOE in the three months ended December 31, 2015, and $1.6 million, or $4.55 per BOE in the third quarter of 2016. The Company has taken significant steps to reduce overall G&A costs over the past 18 months, with decreases realized in personnel costs, incentive compensation, services and various other cost categories. General and administrative expense includes $0.1 million, $0.8 million, and ($0.9) million of non-cash compensation expense for the quarters ended December 31, 2016, December 31, 2015, and September 30, 2016, respectively.

Income tax expense for the fourth quarter of 2016 was $2.4 million compared to $4.2 million for the same period in 2015, and $2.2 million in the third quarter of 2016.  The decrease in tax compared to the same period a year ago is primarily attributable to lower revenues in the Company’s operations in Gabon.

Hedging

In order to limit VAALCO’s commodity price risk, the Company added to its hedging position. As of December 31, 2016, VAALCO had unexpired crude oil put contracts covering 792,000 barrels of anticipated sales volumes for the period from January 2017 through December 31, 2017 at a weighted average price of $48.46. The Company recorded a non-cash mark-to-market charge of $0.9 million and $0.2 million related to the existing puts during the fourth and third quarters of 2016, respectively, which was included in other, net in the Consolidated Statements of Operations. The Company has not entered into additional derivative contracts since December 31, 2016.

Year End 2016 Reserves

With the closing of the U.S. property sale, 100% of year-end 2016 reserves were related to oil in Gabon. As oil prices improve in the future, which should extend the economic limit of the Etame Marin block, the Company would expect reserves to increase. VAALCO has numerous identified development drilling locations that would also become economic in a higher pricing environment, which would also potentially reclassify reserves from probable to proved.

MMBOE
Proved Reserves at December 31, 2015	3.0
2016 Production	(1.5)
Reduction due to lower crude prices	(0.6)
Disposition of U.S. properties	(0.2)
Acquisition of additional interest in Etame Marin block	0.3
Performance additions	1.6
Proved Reserves at December 31, 2016	2.6

Capital Investments/Balance Sheet

During the three months ended December 31, 2016, the Company did not undertake any new capital projects.  An offset was recorded, during the fourth quarter, for the Company’s accrual basis capital expenditures totaling $2.1 million, which is primarily related to downward adjustments to capital expense recorded in 2015 in connection to the Company’s prior-year drilling program in addition to current year inventory adjustments. The capital expenditures for the year ended December 31, 2016 on a cash basis were $8.7 million primarily for equipment and enhancements.

At the end of the fourth quarter, VAALCO had an unrestricted cash balance of $20.5 million.  This does not include an additional $0.7 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $0.9 million of restricted cash classified as long term.

At December 31, 2016, debt, net of deferred financing costs, totaled $14.4 million, of which $7.5 million was classified as current, reflecting the repayment terms of the new loan agreement with the International Finance Corporation (“IFC”).

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter financial and operating results tomorrow, Tuesday, March 14, 2017, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 77612453.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through March 21, 2017 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 77612453.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of Gabon and Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact Elizabeth Prochnow 713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$20,474	$25,357
Restricted cash	741	1,048
Receivables:
Trade	6,751	5,353
Accounts with partners, net of allowance	3,297	19,765
Other, net of allowance	120	42
Crude oil inventory	913	639
Materials and supplies	84	194
Prepayments and other	3,956	2,975
Current assets - discontinued operations	2,139	8,369
Total current assets	38,475	63,742
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	389,231	412,593
Undeveloped acreage	10,000	10,000
Equipment and other	9,779	10,805
	409,010	433,398
Accumulated depreciation, depletion and amortization	(380,991)	(400,041)
Net property and equipment	28,019	33,357
Other noncurrent assets:
Restricted cash	918	15,830
Value added tax and other receivable, net of allowance	5,110	4,221
Deferred finance charges	-	1,655
Abandonment funding	8,510	5,137
Noncurrent assets - discontinued operations	-	16
Total assets	$81,032	$123,958
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,096	$44,140
Accrued liabilities and other	10,506	18,447
Current portion of long-term debt	7,500	-
Current liabilities - discontinued operations	18,452	4,129
Total current liabilities	55,554	66,716
Asset retirement obligations	18,612	16,166
Other long term liabilities	284	-
Long-term debt, excluding current portion	6,940	15,000
Total liabilities	81,390	97,882
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 66,109,565 and 66,041,338 shares issued, $0.10 par value, 100,000,000 shares authorized	6,611	6,604
Additional paid-in capital	70,268	69,118
Less treasury stock, 7,555,095 and 7,514,169 shares at cost	(37,933)	(37,882)
Retained deficit	(39,304)	(11,764)
Total shareholders' equity (deficit)	(358)	26,076
Total liabilities and shareholders' equity (deficit)	$81,032	$123,958

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2016	December 31, 2015	September 30, 2016 (1)	December 31, 2016	December 31, 2015
Revenues:
Oil and gas sales	$15,326	$17,523	$14,635	$59,784	$80,445
Operating costs and expenses:
Production expense	11,830	13,459	7,162	37,586	40,096
Exploration expense	1	708	2	5	10,409
Depreciation, depletion and amortization	1,139	9,514	1,607	6,926	32,998
General and administrative expense	1,722	2,915	1,588	9,561	12,294
Impairment of proved properties	-	52,114	88	88	81,322
Other operating expense	(1,106)	-	324	8,853	-
General and administrative related to shareholder matters	18	2,372	85	(332)	2,372
Bad debt expense (recovery) and other	645	(358)	63	1,222	2,968
Total operating costs and expenses	14,249	80,724	10,919	63,909	182,459
Other operating income (loss), net	(258)	(1,490)	(26)	(266)	(1,092)
Operating income (loss)	819	(64,691)	3,690	(4,391)	(103,106)
Other income (expense):
Interest income	1	-	1	3	12
Interest expense	(329)	(218)	(328)	(2,616)	(1,337)
Other, net	(1,482)	(1,357)	(149)	(2,015)	(1,536)
Total other income (expense)	(1,810)	(1,575)	(476)	(4,628)	(2,861)
Income (loss) from continuing operations before income taxes	(991)	(66,266)	3,214	(9,019)	(105,967)
Income tax expense	2,364	4,242	2,198	9,248	14,587
Income (loss) from continuing operations	(3,355)	(70,508)	1,016	(18,267)	(120,554)
Income (loss) from discontinued operations, net of tax	(286)	(10,271)	(15,783)	(8,283)	(38,102)
Net loss	$(3,641)	$(80,779)	$(14,767)	$(26,550)	$(158,656)

Basic net loss per share
Income (loss) from continuing operations	$(0.06)	$(1.21)	$0.02	$(0.31)	$(2.07)
Income (loss) from discontinued operations	(0.00)	(0.18)	(0.27)	(0.14)	(0.65)
Net loss	$(0.06)	$(1.38)	$(0.25)	$(0.45)	$(2.72)
Basic weighted average shares outstanding	58,554	58,473	58,708	58,384	58,289
Diluted net loss per share
Income (loss) from continuing operations	$(0.06)	$(1.21)	$0.02	$(0.31)	$(2.07)
Income (loss) from discontinued operations	(0.00)	(0.18)	(0.27)	(0.14)	(0.65)
Net loss	$(0.06)	$(1.38)	$(0.25)	$(0.45)	$(2.72)
Basic weighted average shares outstanding	58,554	58,473	58,708	58,384	58,289

1)

In the fourth quarter of 2016, we adopted ASU 2016-09 related to stock-based compensation. The Company has applied a modified retrospective basis of adoption in which each of the quarters in 2016 have been revised to reflect the application of this new standard and a $1.0 million cumulative effect adjustment was reflected in retained earnings on January 1, 2016. Results for the three months ended September 30, 2016 includes a $0.8 million adjustment to reduce stock-based compensation as a result of this adoption.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Year Ended
	December 31, 2016	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,550)	$(158,656)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations	8,283	38,102
Depreciation, depletion and amortization	6,926	32,998
Other amortization	1,424	304
Deferred taxes	-	1,349
Unrealized foreign exchange (gain) loss	(32)	(5,243)
Dry hole costs and impairment of unproved leasehold	-	10,244
Stock-based compensation	192	3,810
Commodity derivatives loss	1,711	-
Bad debt provision	1,222	2,699
Other operating loss, net	266	1,092
Impairment of proved properties	88	81,322
Change in operating assets and liabilities:
Trade receivables	(1,050)	14,174
Accounts with partners	16,284	(13,816)
Other receivables	(18)	(609)
Crude oil inventory	(192)	1,266
Materials and supplies	125	92
Value added tax and other receivable	(1,937)	(2,286)
Other long term assets	(2,827)	(1,566)
Prepayments and other	392	3,037
Accounts payable	(15,459)	30,187
Accrued liabilities and other	(4,586)	3,034
Net cash provided by (used in) continuing operating activities	(15,738)	41,534
Net cash provided by (used in) discontinued operating activities	12,286	(2,659)
Net cash provided by (used in) operating activities	(3,452)	38,875
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash	15,219	5,536
Acquisitions	(5,692)	-
Property and equipment expenditures	(8,705)	(68,067)
Proceeds from sales of oil and gas properties	830	398
Other, net	(2,939)	-
Net cash used in continuing investing activities	(1,287)	(62,133)
Net cash used in discontinued investing activities	-	(20,877)
Net cash used in investing activities	(1,287)	(83,010)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	-	441
Debt issuance costs	(93)	-
Purchases of treasury stock	(51)	-
Net cash provided by (used in) financing activities	(144)	441
NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,883)	(43,694)
CASH AND CASH EQUIVALENTS --
BEGINNING OF YEAR	25,357	69,051
END OF YEAR	$20,474	$25,357

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015
NET SALES DATA:
Oil (MBbls)	326	457	344	1,488	1,682
Natural Gas (MMcf)	25	33	32	124	181
Oil equivalents (MBOE)	330	463	349	1,509	1,712
Average daily sales volumes (BOE/day)	3,587	5,033	3,793	4,134	4,691
NET PRODUCTION DATA
Oil (MBbls)	335	442	348	1,518	1,659
Natural Gas (MMcf)	25	33	32	124	181
Oil equivalents (MBOE)	339	449	353	1,538	1,688
Average daily production volumes (BOE/day)	3,682	4,876	3,836	4,214	4,625
AVERAGE SALES PRICES:
Oil ($/Bbl)	$46.62	$39.18	$42.31	$40.13	$47.85
Natural Gas ($/Mcf)	2.35	1.88	2.37	1.95	2.21
Weighted average price ($/BOE)	46.44	38.85	42.05	39.62	47.24
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$35.85	$29.07	$20.52	$24.91	$23.42
Production expense, excluding workovers*	25.60	19.99	21.04	20.43	20.99
Depreciation, depletion and amortization	3.45	20.56	4.60	4.59	19.27
General and administrative expense**	5.22	6.30	4.55	0.06	7.18
Property and equipment expenditures, cash basis	$(1,764)	$17,726	$-	$8,705	$68,067

*Workover costs excluded from the three months ended December 31, 2016, December 31, 2015 and September 30, 2016 are $3.4 million, $4.2 million and ($0.2 million).

**General and administrative expenses include $0.22, $1.70 and ($2.69) per BOE of non-cash stock-based compensation expense in the three months ended December 31, 2016, December 31, 2015 and September 30, 2016, respectively. As discussed in Note 4 and the Selected Quarterly Financial Information to the Consolidated Statements of Operations, results for the three months ended September 30, 2016 include an adjustment for the adoption of ASU 2016-09.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

Reconciliation of Net loss to Adjusted
EBITDAX	Three Months Ended			Year Ended
	December 31, 2016	December 31, 2015	September 30, 2016 (1)	December 31, 2016	December 31, 2015
Net loss	$(3,641)	$(80,779)	(14,767)	$(26,550)	$(158,656)
Add back:
Impact of discontinued operations	286	10,271	15,783	8,283	38,102
Interest (income) expense, net	328	218	327	2,613	1,325
Income tax expense	2,364	4,242	2,198	9,248	14,587
Depreciation, depletion and amortization	1,139	9,514	1,607	6,926	32,998
Impairment of proved properties	-	52,114	88	88	81,322
Exploration expense	1	708	2	5	10,409
Non-cash or unusual items:
Stock-based compensation (1)	72	786	(940)	192	3,810
Shareholder matters	18	2,372	85	(332)	2,372
Commodity derivative loss	939	-	194	1,711	-
Crude sweetening project cancellation	-	563	-	-	1,887
Equipment write-offs	-	3,346	-	266	1,524
Bad debt expense	645	(51)	63	1,222	2,699

Adjusted EBITDAX	$2,151	$3,304	$4,640	$3,672	$32,379

1) As discussed in Note 1 to the Consolidated Statements of Operations, results for the three months ended September 30, 2016 include an adjustment for the adoption of ASU 2016-09.